Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated as of September 25, 2017, is entered into between Akoustis Technologies, Inc. (“Company”), a corporation organized under the laws of the State of Delaware, and Mark Boomgarden (“Employee”).

WHEREAS, Employee has been employed by the Company in the position of Vice President of Operations; and

WHEREAS, in order to pursue other professional opportunities, Employee has given notice of his voluntary resignation of his employment with the Company effective as of September 15, 2017 (“Separation Date”); and

WHEREAS, the Company and Employee agree that it is in the best interest of each party that the terms and conditions of Employee’s separation from employment be expressly set forth.

NOW, THEREFORE, in consideration of the agreement and mutual covenants of the parties as contained in this Agreement, the parties agree as follows:

1.           Payment through Separation Date. Employee will be paid his base salary at his regular rate of pay through the Separation Date on the next regular payroll date that occurs after the Separation Date. Employee will also be paid his accrued but unused vacation through the Separation Date in the amount of $4,632.79 on the next regular payroll date that occurs after the Separation Date.

2.           Severance. In exchange for the promises made by Employee in this Agreement and his performance of those promises, the Company agrees not to exercise its repurchase option under the Award Agreements (as defined in Section 5(a)(iv) below) with respect to: (a) the 16,204 unvested shares of common stock of the Company (“Common Stock”) under the June 2014 Award Agreement (as defined in Section 5(a)(i) below), represented by certificate no. 1315; (b) the 24,306 unvested shares of Common Stock under the September 2014 Award Agreement (as defined in Section 5(a)(ii) below), represented by certificate no. 1312; and (c) 19,000 of the 38,000 unvested shares of Common Stock under the 2015 Award Agreement (as defined in Section 5(a)(iii) below), represented by certificate no. 1252 (together with the 16,204 unvested shares of Common Stock in (a) above and the 24,306 unvested shares of Common Stock in (b) above, for an aggregate of 59,510 unvested shares of Common Stock, the “Subject Shares”), thereby allowing the Subject Shares to vest as described in Section 5 below (the “Severance”). The Company’s agreement not to exercise its repurchase option under the Award Agreements shall be effective on the day immediately following the expiration of the Revocation Period defined in Paragraph 10; provided, however, that Employee has not revoked his signature to this Agreement (the “Effective Date”).

3.           Benefits. Subject to plan requirements, Employee will be eligible to continue his group medical insurance plan participation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following termination of his employment. COBRA notice is being provided under separate cover by TriNet HR Corporation.

4.           Financial Obligations. Other than the payments set forth in Paragraph 1, the Company shall have no other financial obligations to Employee under any contract, agreement, compensation or benefit plans, programs, practices, policies or statements by or on behalf of the Company, and his participation in all compensation and benefit plans, programs, practices, and policies provided to the Company employees shall cease as of the Separation Date, except that Employee shall have the right to continue group health plan coverage as is provided under COBRA and except as defined in the Company’s 401(K) plan documents.

5.           Restricted Stock Awards.

(a)           Outstanding Restricted Stock Awards.

(i)           Employee previously received a restricted stock award (the “June 2014 Award”) for 64,816 shares (reflects the number of post-merger shares after the Company’s May 22, 2015 merger) of Common Stock pursuant to the Restricted Stock Purchase Agreement between the Employee and the Company effective as of June 16, 2014, as amended November 3, 2015 (the “June 2014 Award Agreement”). The June 2014 Award was granted under, and is subject to the terms of, the Company’s 2014 Stock Plan (the “2014 Plan”). Under the June 2014 Award Agreement, 48,612 shares of Common Stock have already vested and 16,204 shares of Common Stock were scheduled to vest on June 16, 2018, subject to Employee’s continued employment with the Company.

(ii)         Employee previously received a restricted stock award (the “September 2014 Award”) for 97,225 shares (reflects the number of post-merger shares after the Company’s May 22, 2015 merger) of Common Stock pursuant to the Restricted Stock Purchase Agreement between the Employee and the Company effective as of September 9, 2014, as amended November 3, 2015 (the “September 2014 Award Agreement” and together with the June 2014 Award Agreement, the “2014 Award Agreements”). The September 2014 Award was granted under, and is subject to the terms of, the 2014 Plan. Under the September 2014 Award Agreement, 72,919 shares of Common Stock have already vested (which number includes the 4,861 “holdback” shares of Common Stock represented by certificate no. 1605) and 24,306 shares of Common Stock were scheduled to vest on September 9, 2018, subject to Employee’s continued employment with the Company.

(iii)       Employee previously received a restricted stock award (the “2015 Award”) for 38,000 shares of Common Stock pursuant to the Restricted Stock Agreement between the Employee and the Company made as of October 5, 2015 (the “2015 Award Agreement”). The 2015 Award was granted under, and is subject to the terms of, the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Under the 2015 Award Agreement, 19,000 shares of Common Stock were scheduled to vest on October 5, 2017 and 9,500 shares of Common Stock were scheduled to vest on each of October 5, 2018 and October 5, 2019, all subject to Employee’s continued employment with the Company.

(iv)       Employee previously received a restricted stock award (the “2016 Award”) for 20,000 shares of Common Stock pursuant to the Restricted Stock Agreement between the Employee and the Company made as of August 11, 2016 (the “2016 Award Agreement” and collectively with the 2014 Award Agreements and the 2015 Award Agreement, the “Award Agreements”). The 2016 Award was granted under, and is subject to the terms of, the 2015 Plan. Under the 2016 Award Agreement, 10,000 shares of Common Stock were scheduled to vest on August 11, 2018 and 5,000 shares of Common Stock were scheduled to vest on each of August 11, 2019 and August 11, 2020.

(b)           Repurchase Option. The Company and Employee acknowledge and agree that: (i) the Employee is voluntarily terminating his employment with the Company, without satisfying the definition of Good Reason (as defined in the 2015 Award Agreement and the 2016 Award Agreement); (ii) prior to the delivery or transfer of the Subject Shares, the Company shall require Employee to pay the Company by wire transfer or cashier check the amount of any tax withholding obligations the Company must pay or remit on behalf of the Employee as a result of the Company not exercising its repurchase option and Employee shall remain responsible at all times for paying any federal, state, foreign and/or local income, employment or other tax due with respect to the Subject Shares; and (iii) the Company will repurchase the remaining 39,000 unvested shares of Common Stock in accordance with the terms of the applicable Award Agreements. Employee acknowledges that he is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the Company’s election not to repurchase the Subject Shares. Employee further acknowledges and agrees that the Company shall have the right to reduce the amount of any payment or benefit otherwise payable to Employee by the amount of any obligation of Employee to or on behalf of the Company that is or becomes due and payable.

(c)           Amendments to Award Agreements. The Award Agreements are hereby amended to delete the provision requiring that all transferees of shares underlying the Award Agreements, or other interest therein, receive and hold such shares or interest subject to the provisions of the Award Agreements, the effect being that the transferees of any shares underlying the Award Agreements shall receive such shares free from restrictions thereunder. The 2014 Award Agreements and the 2015 Award Agreement are hereby further amended to provide that in the event Employee breaches any provisions of this Agreement or the Confidentiality Agreement (as defined in Section 12 below) during the two-year period commencing on the Effective Date, the Company would have the right to recover (or “clawback”) the Subject Shares (or the proceeds from the sale of any such Subject Shares), in each case without the payment of any consideration for such Subject Shares. The Company may not exercise its clawback rights without first providing to Employee a written notice setting forth the specific grounds upon which the claims are based and allowing Employee the right to respond. The Company’s and Employee’s agreement to amend the Award Agreements shall be effective on the day immediately following the Effective Date.

(d)           Expenses. Employee acknowledges and agrees that the Company shall not be responsible for arranging the transfer of any shares of Common Stock held by Employee and that Employee shall be responsible for any and all expenses, including but not limited to any legal expenses and attorneys’ fees incurred to obtain any required legal opinions, in connection with the transfer of any shares of Common Stock held by Employee.

6.           Lock-Up Agreement. Employee agrees that Employee will not, on or prior to the date the respective Subject Shares would have been released from the repurchase option under the applicable Award Agreement had the Employee continued his employment with the Company (the “Lock-Up Period”), sell, transfer, assign, pledge or otherwise encumber or dispose of such Subject Shares without the Company’s prior written consent. Employee and Company agree that the Company shall continue to hold the stock certificates representing the Subject Shares until expiration of each such Lock-Up Period.

7.           Consideration. Employee acknowledges and agrees that the Severance described in Paragraph 2, the nature and scope of which he would not otherwise have been entitled to receive from the Company, is of value to him, that such constitutes adequate consideration for his promises and obligations herein and performance thereof; and that he is only entitled to such as a consequence of the execution of this Agreement, as well as his full performance of the obligations hereunder.

8.           Release of Claims.

(a)           Employee, for himself and for his heirs, successors and assigns, hereby forever discharges and releases the Company (including its stockholders, directors, board members, officers, officials, employees, attorneys, and agents) and any of its parent companies, affiliated companies, subsidiaries, predecessor companies, successors, or assigns (the “Released Parties”), and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute. This general release and waiver of claims includes, without limitation, claims for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) arising out of your employment relationship with, or separation from, the Company and any other alleged acts or omissions by the Released Parties not expressly excluded herein.

(b)           Employee acknowledges that this general release and waiver of claims applies both to known and unknown claims that may exist between Employee and the Released Parties. Employee expressly acknowledges and agrees that this release and waiver of claims includes, but is not limited to, a release of any and all rights, claims, or causes of action arising under any employment or other agreement (whether written, oral, or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, except for the obligations of the Company under this Agreement. This general release and waiver of claims specifically includes, but is not limited to, any claims or action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, the Employee Retirement Income Security Act of 1974, as amended, and any claims for any entitlement to any other payments, bonuses, commissions, reimbursements or attorneys’ fees pursuant to any contract or state or federal law.

(c)           By entering into this Agreement, Employee understands and agrees that he does not waive (i) any rights or claims that he might have which arise as a result of any conduct that occurs after he signs this Agreement, (ii) any rights or claims which cannot be waived by law, or claims for continuation rights under COBRA, or (iii) any claims that by law cannot be waived in a private agreement between employer and employee including (without limitation) the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency; however, Employee waives any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on Employee’s behalf.

9.           Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder will be binding on and inure to the benefit of the parties’ respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  In the event of a Change of Control (as defined in Section 5.2 of Employee’s prior Employment Agreement with the Company dated June 15, 2015 (the “Prior Employment Agreement”)), Employee shall be entitled to receive consideration for any shares of Common Stock then owned by Employee, including any Subject Shares then owned by Employee and any shares of Common Stock then owned by Employee but not yet delivered to Employee by the Company, on the same terms and conditions as other stockholders of the Company.

10.           Voluntary ADEA & OWBPA Waiver & Release. Employee specifically acknowledges, agrees, represents and warrants that (a) Employee is aware that this Agreement releases claims including, but not limited to, all claims under the federal Age Discrimination and Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., (“ADEA”), the Older Worker Benefit Protection Act of 1967 (“OWBPA”) and any other state and local laws concerning age discrimination which may have arisen prior to the date of this Agreement; (b) Employee has been given the opportunity to consider this Agreement for at least twenty-one (21) days (“Consideration Period”) although he may sign it in less than twenty-one (21) days, if he wishes to do so; (c) Employee has been advised to consult with an attorney prior to executing this Agreement; (d) Employee has read and understands the terms and effect of this Agreement; (e) Employee agrees that, if he elects to sign this Agreement prior to the expiration of the Consideration Period, his election has been made freely and voluntarily and after having had an opportunity to consult an attorney; (f) Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges and agrees is adequate and more than he is entitled to receive; (g) After Employee signs this Agreement, regardless of when in those twenty-one (21) days that he does so, he will have 7 (seven) days to revoke his signature by delivery of written notice before 11:59 p.m. of the seventh calendar day after execution of the Agreement (“Revocation Period”) to John T. Kurtzweil, Akoustis Technologies, Inc., 9805 Northcorss Center Court, Suite H, Huntersville, NC 28078 / jkurtzweil@akoustis.com; (h) this Agreement will become effective on the Effective Date and will not be enforceable by any party until the Effective Date; (i) Employee will not receive the Severance in Paragraph 2 of Agreement until after the seventh day has passed without Employee revoking the Agreement; (j) No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement (k) If Employee does not sign this Agreement within 21 days, the terms it offers will be automatically revoked and (l) any discussions, negotiations or exchanges of revised drafts of this Agreement will not extend the 21 day consideration period from the time this Agreement in its original form is first given to Employee.

11.              Return of the Company Property. Employee shall return any and all Company property in his possession, including but not limited to, precious metals, process raw materials and supplies, mobile telephones, laptop computers, customer lists and contact information, financial information, customer information, credit cards, keys to Company property, disks, hard drives, software or other storage units containing Company data, to it no later than the date of this Agreement. By signing below, Employee agrees that he has returned all Company property in his possession, and Employee also agrees that he has provided all passwords and access information necessary to transition his duties.

12.              Ongoing Confidentiality Obligations. Employee shall not at any time after the date of this Agreement disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information. Nothing in this Separation Agreement and General Release shall relieve Employee from any obligations under any previously executed confidentiality, proprietary information or secrecy agreement and Employee acknowledges that the Company retains the ability to enforce the terms of any such agreement. Employee understands that he remains bound by the terms of the confidentiality provisions of the Company’s handbook, the Employee’s prior Independent Contractor Agreement dated June 16, 2014, the Prior Employment Agreement, and the Letter Agreement between the Company and Employee dated May 12, 2017 (collectively, the “Confidentiality Agreement”). Notwithstanding the foregoing, Employee understands that: (a) nothing in this Agreement or other agreement prohibits Employee from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (b) Employee does not need the prior authorization of the Company to take any action described in clause (a) immediately above, and that Employee is not required to notify the Company that Employee has taken any action described in clause (a) immediately above; and (c) this Agreement does not limit Employee’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, Employee understands that the Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.              Non-Disparagement. Employee will not say, write or do anything to disparage or defame Company, its Board, directors, employees, work, performance, affiliated entities, clients or vendors, nor will Employee say, write or do anything that may injure or harm Company or its relationships with current or prospective employees, clients, vendors, or the public; except that nothing herein shall prevent Employee from responding truthfully in any action to enforce this Agreement or when called upon by subpoena or court order to testify or provide information in a legal or administrative proceeding. The Company shall instruct its executive officers and directors not to say, write, or do anything to disparage or defame Employee, except that nothing herein shall prevent the Company or its executive officers and directors from responding truthfully in any action to enforce this Agreement or when called upon by subpoena or court order to testify or provide information in a legal or administrative proceeding. Employee should direct any prospective employer to contact Lora Shealy for any needed employment reference, and any employment reference by the Company shall consist of Employee’s dates of employment and his last position held. The Company shall not be responsible for the content of references sought by Employee and obtained from any other Company owners, officers, or employees.

14.              No Liability Admitted. Each party understands and agrees that this Agreement is intended to avoid and prevent future litigation with respect to Employee’s employment and separation from employment with the Company and any other matter between the parties, including the Released Parties. The Severance described in Paragraph 2 of this Agreement is not to be deemed or considered an admission of liability or any wrongdoing. Both parties expressly deny all liability and wrongdoing.

15.              Entire Agreement. This Agreement supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter, and constitutes the sole agreement between the parties with respect to the subject matter hereof; provided, however, that the Award Agreements, to the extent not modified by this Agreement, and the Confidentiality Agreement shall continue in full force and effect, and provided further that Section 6 of the Prior Employment Agreement with the Company shall continue in full force and effect. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding on the parties unless such change or modification is in writing and signed by the parties.

16.              Governing Law. This Agreement is made and entered into in the State of North Carolina and shall in all respects be construed, enforced, and governed in accordance with the laws of North Carolina, except as federal laws may apply.

17.              Voluntary Agreement. Employee further states that he has carefully read the foregoing Agreement, that the terms are fully understood, and that he voluntarily accepts these terms and signs the same as his own free will.

18.              Severability. In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

[Signature page to follow.]

EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.

Akoustis Technologies, Inc.

By:	/s/ John T. Kurtzweil
Name: John T. Kurtzweil
Title: Chief Financial Officer
Date signed:	25 September 2017

Employee

/s/ Mark Boomgarden
Mark Boomgarden
Date signed:	9/28/2017

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